Exhibit 8.1

Wesbanco, Inc.

November 5, 2004

WesBanco, Inc.

One Bank Plaza

Wheeling, West Virginia 26003

Re:	Merger pursuant to the Agreement and Plan of Merger dated as of August 25, 2004 (the “Merger Agreement”) by and between Wesbanco, Inc., a West Virginia corporation (“Wesbanco”), Wesbanco Bank, Inc., a West Virginia banking corporation and a wholly owned subsidiary of Wesbanco, Winton Financial Corporation, an Ohio corporation (“Winton”), and The Winton Savings and Loan Co., an Ohio savings and loan association and a wholly owned subsidiary of Winton.

Ladies and Gentlemen:

You have requested our opinion as to the material United States federal income tax consequences of a merger of Winton with and into Wesbanco, as described in the Merger Agreement and in the Registration Statement of Wesbanco on Form S-4 (the “Registration Statement”) which includes the proxy statement/prospectus of Wesbanco and Winton (the “Proxy Statement/Prospectus”) that was filed on November 2, 2004 with the Securities and Exchange Commission.

Unless otherwise indicated, capitalized terms not defined herein have the meanings set forth in the Merger Agreement and in the Proxy Statement/Prospectus, including exhibits and schedules attached thereto (the “Transactional Documents”).

In the Merger, Winton will merge with and into Wesbanco under applicable state law, with Wesbanco as a surviving corporation, and the shareholders of Winton, in exchange for their shares of Winton, will receive consideration as described in the Transactional Documents.

In rendering our opinion, we have examined and relied upon the accuracy and completeness of the facts, information, covenants and factual representations contained in originals or copies, certified or otherwise identified to our satisfaction, of the Transactional Documents, the Officers’ Factual Certificates of the date hereof delivered to us by Wesbanco and

Wesbanco, Inc.

Winton, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. In addition, as to certain facts material to our opinion, we have relied upon the accuracy and completeness as of the date hereof of such facts, information, covenants and representations referred to above.

We have assumed that original documents submitted to us (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the consummation of the transactions described in the Merger Agreement) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof. We also have assumed that (i) all statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true and correct in all material respects and no actions have been (or will be) taken that are inconsistent with such representations; and (ii) the Merger will be consummated in accordance with the Transactional Documents and that none of the terms and conditions contained therein has been or will be waived or modified in any respect. A change in the facts set forth or assumed herein could affect our conclusions.

In rendering our opinion, we have considered the applicable provisions of the United States Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, pertinent judicial decisions and other authorities as we have considered relevant. Such Code, Regulations, judicial decisions and other authorities are subject to change at any time and, in some circumstances, with retroactive effect. A change in any of the authorities upon which our opinion is based could affect our conclusions.

Based solely upon and subject to the foregoing, we are of the opinion that:

1. The Merger will constitute a “reorganization” within the meaning of Section 368(a) and Section 368(a)(1)(A) of the Code.

2. Each of Wesbanco and Winton will be a “party” to the reorganization within the meaning of Section 368(b) of the Code.

3. The legal conclusions contained under the caption “Material Federal Income Tax Consequences of the Merger” in the Proxy Statement/Prospectus as they relate to United States federal income tax matters constitute and specifically represent our opinion regarding all of the material federal income tax consequences of the Merger to the shareholders of Winton as of November 2, 2004 and as of the date hereof, subject to the assumptions, exceptions, limitations, and conditions set forth therein and herein.

We are expressing our opinions only with respect to the foregoing matters and no opinion should be inferred as to any other matters.

Wesbanco, Inc.

We hereby consent to the discussion of this opinion in the Proxy Statement/ Prospectus, to the filing of this opinion as an exhibit to the Proxy Statement/Prospectus and to the reference to Kirkpatrick & Lockhart LLP under the headings “Material Federal Income Tax Consequences of the Merger” in the Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Kirkpatrick & Lockhart LLP